Exhibit 99.2

Aeglea BioTherapeutics Announces Leadership Change

- Anthony Quinn, M.B Ch.B, Ph.D., Aeglea board member, former head of R&D at Synageva BioPharma, named interim CEO -

AUSTIN, Texas, July 20, 2017 — Aeglea BioTherapeutics, Inc. (NASDAQ: AGLE), a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer, today announced that David G. Lowe, Ph.D., resigned as the company’s president, chief executive officer and director, effective immediately. Anthony Quinn, M.B Ch.B, Ph.D., has been appointed to serve as interim chief executive officer while the company conducts a comprehensive search for a permanent chief executive officer.

Dr. Quinn has played a significant role in the leadership of Aeglea. He has been a member of the board of directors since 2016 and recently served as interim chief medical officer. With more than 20 years’ experience in the pharmaceutical and biotech industries, Dr. Quinn has an accomplished track record as a drug developer. He served as head of R&D and chief medical officer at Synageva BioPharma Corp. until the company’s acquisition by Alexion Pharmaceuticals in 2015. During his tenure at Synageva, he played a key role in securing European and U.S. approvals of Kanuma™ for Lysosomal Acid Lipase Deficiency and in building the company’s research and development organization and rare disease drug pipeline. Prior to Synageva, he was head of clinical research and exploratory development at Roche, which included leadership responsibility for the inflammation disease portfolio including the MabtheraTM, RituxanTM and ActemraTM programs.

“In addition to his seasoned leadership, Anthony brings broad experience in drug development, particularly in rare genetic disease. This will be critical to Aeglea’s future success as we continue to advance our preclinical and clinical pipeline,” said Armen Shanafelt, Ph.D., chairman of Aeglea’s board of directors. “With our strong management team, we are confident Anthony will provide continuity of leadership while we undergo a search for a permanent CEO.”

Dr. Shanafelt added, “It has been a privilege to work with David and I’d like to thank him for all that he has accomplished with Aeglea over the last several years through his hard work and passion for the company. We wish him well on the next phase of his career.”

Under Dr. Lowe’s leadership, Aeglea progressed from a preclinical-stage to a clinical-stage company, with three ongoing clinical trials in rare genetic disease and cancer. He played a key role in securing institutional financing for Aeglea, including a successful initial public offering in 2016.

“It has been an honor to work with the team at Aeglea,” said Dr. Lowe. “I am proud that we have established such a strong foundation to further Aeglea’s mission of providing new therapies that address unmet needs in rare disease and cancer.”

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer. The company’s engineered human enzymes are designed to modulate the extremes of amino acid metabolism in the blood to reduce toxic levels of amino acids in inborn errors of metabolism or target tumor metabolism for cancer treatment. AEB1102, Aeglea’s lead product candidate, is currently being studied in two ongoing Phase 1 clinical trials in patients with advanced solid tumors and acute myeloid leukemia/myelodysplastic syndrome (AML/MDS). Additionally, Aeglea is recruiting patients into its ongoing Phase 1/2 trial of AEB1102 for the treatment of patients with Arginase 1 Deficiency. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine/cystine, and AEB2109, which degrades methionine. For more information, please visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, the potential therapeutic benefits and economic value of our product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Media Contact:

Kelly Boothe, Ph.D.

Pure Communications

415.946.1076

media@aegleabio.com

Investor Contact:

Charles N. York II

Chief Financial Officer

Aeglea BioTherapeutics

investors@aegleabio.com